Exhibit 10.9

IMMUCELL CORPORATION

DIRECTOR STOCK OPTION AGREEMENT

On _______________ (the “Grant Date”) and pursuant to the Company’s 2025 Stock Option and Incentive Plan (the “Option Plan”), ImmuCell Corporation, a Delaware corporation (the “Company”), granted to ________________, currently a Director of the Company (the “Optionee”), a Stock Option (this “Option”) to purchase __________________________ shares of common stock of the Company at the price of $_____ per share, such price being equal to the Fair Market Value (as defined in the Option Plan) of the common stock on the Grant Date.

This Option is granted as a Nonqualified Stock Option within the meaning of the Option Plan and shall not qualify for treatment as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

1.     EXERCISE.

This Option is not immediately exercisable but rather shall become exercisable as follows:

i.	This Option shall vest in three consecutive annual installments with _______ shares becoming exercisable on each of ___________, __________, and __________.

ii.

In the event of a Change in Control, the Optionee’s right to purchase shares subject to this Option shall vest immediately. For purposes of this clause, “Change in Control” shall mean any one of the following events:

a.

The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 35% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (ii)(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (x), (y), and (z) of subsection (ii)(c) below; or

b.

A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (x) had been directors of the Company 24 months prior to such change or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

c.

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock or the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in this subsection (ii)(c) shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, (y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation, and (z) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

iii.

Upon termination of the Optionee’s service as a Director of the Company, if he/she is in good standing with the Corporation (as determined by the Board of Directors, in its sole discretion) and has served as an independent director of the Company for at least the past 48 months, the then-vested portion of this Option will remain exercisable through the remainder of the original term of this Option.  In its discretion, the Board of Directors or the Compensation and Stock Option Committee of the Company may, on such conditions as it deems appropriate, otherwise hereafter grant acceleration of vesting, in whole or in part.

The purchase price for the shares purchased upon exercise of this Option shall be paid in cash or certified check or, at the discretion of the Compensation and Stock Option Committee of the Board of Directors of the Company, by any other means permitted under the Option Plan.  As soon as practicable following an exercise of this Option by delivery to the Company of the exercise price, the Company shall provide the Optionee with a certificate for the shares being purchased.  Such certificate shall have endorsed thereon any legends the Company deems advisable under federal or state securities laws.

If the Company, in good faith, determines that an exercise of this Option, or a resale of shares receivable upon exercise, triggers a withholding obligation under federal, state, or local tax laws, the Optionee shall make provision for payment of any such withholding deemed owed by him/her. The Company shall have the right, in its discretion, to set off all or any part of such withholding obligation against payments otherwise to be made to the Optionee, including without limitation payments of director fees or other compensation owing to the Optionee.

2.     NON-TRANSFERABILITY.

Except as otherwise provided in the Option Plan, this Option is not transferable by the Optionee.

3.     TERMINATION OF OPTION.

Unless earlier terminated pursuant to the terms of the Option Plan, this Option shall terminate 10 years after the grant date, on _________, and may not be exercised after that date.

Subject to Section 1(iii) above, if the Optionee ceases to perform services for any member of the Company Group within the meaning of the Plan (including by death or disability), the period of exercisability of this Option shall be governed by the Option Plan.  In no event may any portion of this Option be exercised after the original termination date of this Option, specified above.

4.     ACKNOWLEDGMENT OF OPTIONEE.

The Optionee hereby accepts the grant of the foregoing Option and agrees to be bound by its terms and provisions.  The Optionee further acknowledges that he/she has received a copy of the Option Plan, has read and understood the same, and agrees to be bound by its terms, conditions, and restrictions except as otherwise expressly provided herein.

5.     DATE OF OPTION.

This Option was granted on and as of the Grant Date set forth above.

IMMUCELL CORPORATION

By:

Name:

Its:

THE OPTIONEE:

Signature Date:  ___________ (effective as of the Grant Date)